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Exhibit 99

Press Release For Immediate Release

Beazer Homes Announces Acquisition of Sanford Homes of Colorado

Atlanta, Georgia, June 29, 2001—Beazer Homes USA, Inc. (NYSE: BZH; www.beazer.com) today announced that it has signed a definitive agreement to acquire the homebuilding operations of Sanford Homes of Colorado ("Sanford Homes"). Sanford Homes (www.sanfordhomes.com) and its predecessors have been building homes in the metropolitan Denver area since 1961. Sanford Homes is the third largest private homebuilder in the Denver area (in revenues), closing 354 homes in calendar 2000 with revenues of $138 million.

Ian J. McCarthy, President and Chief Executive Officer of Beazer Homes, said, "We are extremely pleased to be entering the Denver market with the acquisition of Sanford Homes. Sanford has an excellent reputation and an extremely experienced management team. This acquisition will provide us the platform for future growth in one of the largest and fastest-growing homebuilding markets in the country. We expect Sanford to add to our growth at Beazer not only through the completion of this acquisition, but also by achieving future significant expansion in the vibrant Denver market. We will help Sanford Homes achieve that growth through expanding their product offering and integrating Beazer's industry-leading technology."

Charles H. "Tim" Sanford, Chief Executive Officer of Sanford Homes, said, "I am extremely proud of the company that we have built at Sanford Homes and am especially pleased to see it being passed on to a company of the excellent reputation of Beazer Homes. I know that they will help Sanford grow to the next level, just as they have done for other companies that have been brought into the Beazer family. I have no doubt that Sanford Homes will thrive under Beazer ownership and management. I look forward to actively assisting Beazer as a senior advisor in Denver. In this role, I expect to help Beazer maintain the broker relationships that have been so important to Sanford's success and identify land acquisition opportunities to help them grow the business further."

Beazer's purchase price, which is subject to adjustment based upon Sanford's actual balance sheet at closing, is estimated to be approximately $64 million, including the repayment of Sanford debt and payments for their net assets and equity. Beazer may use its common stock for up to approximately 20% of the purchase price, to be determined at the closing date. The acquisition is expected to close by early August.

David S. Weiss, Executive Vice President and Chief Financial Officer of Beazer Homes, said, "We believe that the acquisition of Sanford Homes is an extremely attractive opportunity for Beazer. The purchase price represents approximately five times the expected earnings before interest and taxes in the next year. In addition, Sanford currently owns or controls through option contracts approximately 1,600 lots in prime locations throughout the metropolitan Denver area. These will provide the platform for future growth. We expect the Sanford acquisition to be accretive within its first year, adding more than $0.30 to our earnings per share in fiscal 2002, after taking into account estimated purchase accounting adjustments."

Sanford Homes is one of Colorado's oldest homebuilding companies with 40 years experience in the Denver market. The Company is currently active in 12 communities including Arapahoe County, Parker, Douglas County, north of Castle Pines North, Highlands Ranch, Fort Collins, Westminster and Windsor.

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Florida, Georgia, Maryland, Nevada, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination, title and insurance services to its homebuyers.

Contact: David S. Weiss

    Executive Vice President and Chief Financial Officer
    (404) 250-3420
    dweiss@beazer.com

Note:	Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company's Annual Report for the year ended September 30, 2000.

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  Exhibit 99